EXHIBIT 99.4

        UP TO 6,616,414 SHARES OF COMMON STOCK OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO SHAREHOLDERS OF AMERICAN NATURAL ENERGY CORPORATION

To Our Clients:

Enclosed for your consideration are a Prospectus dated [_____], 2004 (the "Prospectus") and Instructions as to the Use of American Natural Energy Corporation Subscription Warrants relating to the offering by American Natural Energy Corporation (the "Company") of up to 6,616,414 shares of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to subscription rights (the "Rights") distributed to all holders of record of shares of Common Stock as of the close of business on [______], 2004. Also enclosed is a form of Instructions by Beneficial Owner for you to complete and return to us regarding the exercise of your Rights.

As described in the Prospectus, you are entitled to one Right for each four shares of Common Stock held by us in your account as of the record date of [_____], 2004. No fractional Rights or cash in lieu thereof will be issued or paid.

Each Right entitles you to purchase one share of Common Stock. As described in the Prospectus, if you fully exercise your basic subscription privilege, you are eligible to subscribe for additional shares of Common Stock that are offered pursuant to the Prospectus but that are not purchased by other Rights holders. Your over-subscription privilege is not limited to a number of shares equal to your basic subscription privilege. The maximum number of shares for which you will be able to subscribe pursuant to your over-subscription privilege will equal your pro rata share of the total amount of shares available for over-subscription. The total number of shares available for over-subscription will be reduced by the total number of shares subscribed for pursuant to all stockholders' basic subscription privileges. Your pro rata share will be based upon the total number of shares of our common stock you own on the record date compared to the total number of shares of our common stock held by all stockholders who exercise their over-subscription privilege. If the shares available are not sufficient to satisfy all subscriptions pursuant to the over-subscription privilege, those excess shares will be allocated on a pro rata basis among those holders exercising the over-subscription privilege in proportion to the number of shares of common stock owned by each such holder on the record date relative to the number of shares of common stock owned on the record date by all holders exercising their over-subscription privilege. If the pro rata allocation would result in your being allocated a greater number of excess shares than you subscribed for pursuant to your over-subscription privilege, then you will be allocated only the number of excess shares for which you over-subscribed. The remaining excess shares will be allocated among all other holders exercising the over-subscription privilege on the same pro rata basis outlined above and the process of pro rata allocation will be repeated until either all shares are subscribed for or all over-subscription privileges have been fully allocated.


Our current stockholders who do not participate in the rights offering will suffer dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and to the funding parties.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE EXERCISE OF THE RIGHTS RELATING TO SUCH SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER OF THE SHARES, AND THE EXERCISE MAY BE MADE ONLY PURSUANT TO YOUR INSTRUCTIONS. ACCORDINGLY, WE REQUEST INSTRUCTIONS AS TO WHETHER YOU WISH US TO ELECT TO SUBSCRIBE FOR ANY SHARES OF COMMON STOCK TO WHICH YOU ARE ENTITLED PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE INSTRUCTIONS AS TO THE USE OF AMERICAN NATURAL ENERGY CORPORATION SUBSCRIPTION WARRANTS. HOWEVER, WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY BEFORE INSTRUCTING US TO EXERCISE THE RIGHTS. ONCE YOU HAVE EXERCISED YOUR RIGHTS, YOU MAY NOT REVOKE OR AMEND THAT EXERCISE.

Your instructions to us should be delivered as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 P.M., New York City Time, on [_____], 2004, unless the offering is extended by the Company in its sole discretion.

Please instruct us as to the exercise of your Rights by completing, executing, and returning to us the enclosed Instructions by Beneficial Owner. In addition, if you desire us to exercise Rights on your behalf, please deliver to us the payment for the number of shares of Common Stock to which you are subscribing or instruct us to deduct the payment from an account maintained by us for you.

Any questions or requests for assistance concerning the rights offering should be directed by you to the Company's subscription agent, Computershare Investor Services Inc. The telephone number of Computershare Investor Services Inc is 1-800-564-6253, and its addresses are:

Computershare Investor Services Inc.        Computershare Investor Services Inc.
  100 University Avenue, 9th Floor              510 Burrard Street, 2nd Floor
      Toronto, Ontario M5J 2Y1               Vancouver, British Columbia V6C 3B6
    Attention: Corporate Actions                Attention: Corporate Actions





RegistrationStatements\2004\OfferingMaterials\ Brokers Letter  to Clients